Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of Canadian Pacific Railway Limited on Form F-4 and in the proxy statement/prospectus of Canadian Pacific Railway Limited, which is part of the Registration Statement, of our written opinion, dated September 15, 2021 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of KCS’s Financial Advisors—Opinion of Morgan Stanley”, “Risk Factors—Risks Relating to the Transaction”, “The KCS Merger Proposal—Background of the Transaction”, “The KCS Merger Proposal— Recommendation of the KCS Board; KCS’s Reasons for the Transaction”, “The KCS Merger Proposal—Opinions of KCS’s Financial Advisors—Opinion of Morgan Stanley” and “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Morgan Stanley & Co. LLC

MORGAN STANLEY & CO. LLC

New York, New York

November 1, 2021